AMENDMENT NO. 1 TO INVESTMENT ADVISORY AGREEMENTS

This AMENDMENT NO. 1, effective as of October 1, 2019, (this "Amendment") to each Investment Advisory Agreement by and between each investment company (each, a "Trust") listed on Schedule A hereto ("Schedule A"), on behalf of its respective series listed on Schedule A (each, a "Fund"), and ArrowMark Colorado Holdings, LLC (the "Advisor").

WITNESSETH:

WHEREAS, the parties hereto have entered into each Investment Advisory Agreement listed on Schedule A, dated as of the respective date listed on Schedule A (each, an "Agreement"), pursuant to which the Advisor has agreed to render investment advisory services to the respective Fund; and

WHEREAS, each Agreement may be amended by mutual consent; and

WHEREAS, the parties desire to modify each Agreement's Proxy Policy section listed on Schedule A (each, a "Proxy Policy Section");

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Defined Terms. Unless otherwise defined herein, capitalized terms in this Amendment shall have the meanings assigned in the respective Agreement.

2.Amendment of Agreement. As of the date of this Amendment, or such later date as may be determined by a Fund, the language following "Proxy Policy." in each Proxy Policy Section of each Agreement is hereby deleted and replaced with the following:

The Advisor shall vote proxies solicited by or with respect to the issuers of securities in which the ArrowMark Partners Portfolio may be invested in accordance with the Advisor's proxy voting policies and procedures in a manner that complies with applicable law and regulations, and any additional operating policies or procedures that the Fund communicates to the Advisor in writing.

3.No Other Modifications. Except as specifically modified hereby, each Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first set forth herein.

ARROWMARK COLORADO HOLDINGS, LLC

By: ____________________________________

Name:

Title:

VANGUARD EXPLORER FUND

VANGUARD VARIABLE INSURANCE FUND

EACH ON BEHALF OF ITS SERIES

SET FORTH ON EXHIBIT A ATTACHED HERETO

By: ____________________________________

Name: Mortimer J. Buckley

Title: Chairman and Chief Executive Officer

Schedule A-- Investment Advisory Agreements

			Proxy Policy
Dated	Trust	Fund	Section
6/16/2014	Vanguard Explorer Fund	Vanguard Explorer Fund	13

1/25/2016	Vanguard Variable	Small Company Growth	13
	Insurance Fund	Portfolio